EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners Reports Fourth Quarter and Year End 2013 Results
Houston, Texas - February 21, 2014 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $61.3 million and $258.1 million for the three months and year ended December 31, 2013, respectively, compared to a net loss of $68.6 million and $175.4 million for the same periods in 2012, respectively. Significant items for the three months and year ended December 31, 2013 were $26.7 million and $60.9 million, respectively, compared to $44.7 million and $82.8 million, respectively, for the comparable 2012 periods. Significant items for the quarter related to development expenses, derivative gains/losses and losses on early extinguishment of debt. Development expenses were primarily for the liquefaction facilities we are developing through Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”) at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Liquefaction Project"). Derivative gains/losses were primarily the result of the change in fair value of Sabine Pass Liquefaction's interest rate derivatives to hedge the exposure to volatility in a portion of the floating-rate interest payments under the four credit facilities. Loss on early extinguishment of debt was related to Sabine Pass Liquefaction amending and replacing its $3.6 billion credit facility with four credit facilities aggregating $5.9 billion in May 2013 and refinancing a portion of the credit facilities in November 2013, resulting in aggregate available capacity of approximately $5.0 billion.
Liquefaction Project Update
We continue to make progress on the Liquefaction Project, which is being developed for up to six natural gas liquefaction trains ("Trains"), each with a nominal production capacity of approximately 4.5 mtpa. We have received Federal Energy Regulatory Commission ("FERC") and Department of Energy ("DOE") approvals for Trains 1 through 4, and we have filed all required regulatory applications with the FERC and DOE to develop Trains 5 and 6.
The Trains are in various stages of development.

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Construction on Trains 1 and 2 began in August 2012, and as of January 31, 2014, the overall project for Trains 1 and 2 was approximately 57.1% complete, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce LNG by late 2015.

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Construction on Trains 3 and 4 began in May 2013, and as of January 31, 2014, the overall project for Trains 3 and 4 was approximately 21.6% complete. To date, soil stabilization has been completed and pile driving, the next critical path item, is underway. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

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We continue to make progress with the development of Trains 5 and 6. To date we have completed two LNG SPAs for approximately 3.75 mtpa in aggregate of LNG volumes that commence with the date of first commercial delivery for Train 5.  In September 2013, we filed a complete application with the FERC. We have received authorizations from the DOE to export 503 Bcf of LNG volumes from Trains 5 and 6 to FTA countries. Non-FTA authorization is pending.

Liquefaction Project Timeline

Target Date
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6
DOE export authorization	Received	Received	Received FTA Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2014
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
EPC contract	Completed	Completed	2015
Financing			2015
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2015
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	2015
Commence operations	2015/2016	2016/2017	2018/2019

Quarter and Year End 2013 Results
For the quarter and year ended December 31, 2013, Cheniere Partners reported income from operations of $5.4 million and a loss from operations of $32.7 million, respectively, compared to income of $14.5 million and $38.2 million for the respective comparable periods in 2012. Net operating losses were primarily affected by operating and maintenance expenses and general and administrative expenses. The increase in operating and maintenance expenses of $34.4 million for the year ended December 31, 2013 compared to the comparable 2012 period resulted primarily from costs incurred to purchase LNG to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal, increased LNG terminal maintenance and repair costs, increased fuel costs at the Sabine Pass LNG terminal and increased costs to manage the operation and maintenance of the regasification facilities at the Sabine Pass LNG terminal under Sabine Pass LNG's long-term operation and maintenance agreement with a wholly owned subsidiary of Cheniere Partners.

Increases in general and administrative expenses of $15.5 million and $68.0 million for the three months and year ended December 31, 2013, respectively, compared to the comparable 2012 periods were primarily due to increased costs incurred to manage the construction of Trains 1 through 4. Sabine Pass Liquefaction entered into a management services agreement in which it is required to pay a wholly owned subsidiary of Cheniere Energy, Inc. (“Cheniere Energy”) a monthly fee based upon the capital expenditures incurred in the previous month for the Liquefaction Project. For the three months and year ended December 31, 2013, the costs incurred to manage the construction of Trains 1 through 4 were $19.7 million and $92.6 million, respectively. These payments are funded from proceeds received from the equity and debt financings for the Liquefaction Project.
Distributions to Unitholders
We will pay a cash distribution per common unit of $0.425 to unitholders of record as of February 3, 2014, and the related general partner distribution on February 14, 2014.
We estimate that the annualized distribution to common unitholders for fiscal year 2014 will be $1.70 per unit.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deep water shipping channel less than four miles from the Gulf Coast.  The Sabine Pass LNG terminal has facilities that include existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two docks that can accommodate vessels with capacity of up to 265,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.
Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities, the Liquefaction Project. Cheniere Partners plans to construct over time up to six natural gas Trains, which are in various stages of development. Each Train is expected to have a nominal production capacity of approximately 4.5 mtpa.  The overall project completion of Trains 1 and 2 is approximately 57.1% as of January 31, 2014. The overall project completion of Trains 3 and 4 is approximately 21.6% as of January 31, 2014. Sabine Pass Liquefaction recently began the development of Trains 5 and 6 and commenced the regulatory process in February 2013. Sabine Pass Liquefaction has entered into six third-party LNG sale and purchase agreements ("SPAs") that in the aggregate equate to 19.75 mtpa and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.
For additional information, please refer to the Cheniere Energy Partners, L.P. website at www.cheniereenergypartners.com and Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013		2012	2013		2012
Revenues
Revenues	$66,199		$66,201	$265,251		$256,361
Revenues—affiliate	800		1,164	2,940		8,137
Total revenues	66,999		67,365	268,191		264,498

Expenses
Operating and maintenance expense	7,206	9,023,000	16,229	59,957	(23,665)	36,292
Operating and maintenance expense—affiliate	5,770		4,054	29,304		18,540
Depreciation expense	14,336		14,653	57,486		57,788
Development expense	3,165		2,190	11,322		37,559
Development expense—affiliate	207		312	1,402		2,677
General and administrative expense	3,049	32,000	3,081	11,570	746	12,316
General and administrative expense—affiliate	27,838		12,336	129,836		61,081
Total expenses	61,571		52,855	300,877		226,253

Income (loss) from operations	5,428		14,510	(32,686)		38,245

Other income (expense)
Interest expense, net	(43,594)		(41,092)	(178,400)		(171,646)
Loss on early extinguishment of debt	(51,066)		(42,587)	(131,576)		(42,587)
Derivative gain (loss), net	27,742		346	83,448		58
Other	224		210	1,097		499
Total other expense	(66,694)		(83,123)	(225,431)		(213,676)

Net loss	$(61,266)		$(68,613)	$(258,117)		$(175,431)

Basic and diluted net income (loss) per common unit	$(0.01)		$(0.06)	$(0.03)		$0.27

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	57,079		39,488	54,235		33,470

	December 31, 2013	December 31, 2012
Cash and cash equivalents	$351,032	$419,292
Restricted cash and cash equivalents	227,652	92,519
LNG inventory	10,430	2,625
Other current assets (2)	24,014	18,687
Non-current restricted cash and cash equivalents	1,025,056	272,425
Property, plant and equipment, net	6,383,939	3,219,592
Debt issuance costs, net	313,944	220,949
Non-current derivative assets	98,123	—
Other assets	82,593	19,698
Total assets	$8,516,783	$4,265,787

Current liabilities (2)	265,887	155,836
Long-term debt, net of discount	6,576,273	2,167,113
Deferred revenue, including affiliate	17,500	21,500
Long-term derivative liability	—	26,424
Other liabilities (2)	17,379	14,936
Total partners' capital	1,639,744	1,879,978
Total liabilities and partners' capital	$8,516,783	$4,265,787

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission.

(2)	Amounts include transactions between Cheniere Energy Partners, L.P. and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479 Christina Burke: 713-375-5104
Media: Diane Haggard: 713-375-5259